Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

between

INVESTORS COMMUNITY BANK

and

William C. Censky

This Employment Agreement (“Agreement”) is made and entered into by and between Investors Community Bank, a Wisconsin corporation (the “Company”) and William C Censky (“Executive”).

Recitals

WHEREAS, Executive is an employee of the Company serving as its Executive Chairman of the Board of the Company; and

WHEREAS, the Company and Executive were previously parties to an agreement embodying the terms of Executive’s employment with the Company which was first effective January 1, 2006, and now the parties desire to amend and restate that agreement regarding certain terms of such employment.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Effective Date. This Agreement shall be effective as of November 5, 2014 (the “Effective Date”).

2. Term of Employment. Subject to earlier termination as provided in Section 7 of this Agreement, the original term of this Agreement shall begin on the Effective Date and shall end on December 31, 2015; provided, however, that this Agreement shall be automatically extended for successive terms of one (1) year each (the original term plus any extensions of the term are hereinafter referred to as the “Term”) unless either party provides written notice not to so extend to the other party at least sixty (60) calendar days before the scheduled expiration of the Term, in which case no further automatic extension shall occur and the Term shall end on the scheduled expiration date.

3. Position and Responsibilities. During the Term, Executive agrees to serve as Executive Chairman of the Board of the Company and/or in such other senior management position(s) as the Board of Directors of the Company (the “Board”) may designate. In this capacity the Executive shall have such duties, authorities and responsibilities as are commensurate with such position(s) and such other duties and responsibilities as the Board shall designate that are consistent with such position(s).

4. Standard of Care. During the Term, Executive (a) will devote his full working time, attention, energies and skills exclusively to the business and affairs of the Company; (b) will exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties; (c) will not, except as noted herein, engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the express written consent of the Company; and (d) will not take any action that deprives the Company of any business opportunities or otherwise act in a manner that conflicts with the best interests of the Company or that is detrimental to the business of the Company; provided, however, this Section 4 shall not be construed as preventing Executive (y) from investing his personal assets in such form or manner as will not require his services in the daily operations and affairs of the businesses in which such investments are made, or (z) from participating in charitable or other not-for-profit activities as long as such activities do not interfere with Executive’s work for the Company.

5. Compensation and Benefits. As remuneration for all services to be rendered by Executive during the Term, and as consideration for complying with the covenants herein, the Company shall pay and provide to Executive the following:

5.1. Annual Base Salary. The Company shall pay Executive a base salary of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Base Salary”) on an annualized basis. The Company shall review the Base Salary approximately annually during the Term to determine, at the discretion of the Company, whether the Base Salary should be increased and, if so, the amount of such adjustment and the time at which the adjustment should take effect. The Base Salary shall be paid to Executive consistent with the customary payroll practices of the Company.

5.2. Incentive Bonus. Executive shall be entitled to participate during the Term in the ICB ANNUAL INCENTIVE COMPENSATION PLAN and in any other incentive bonus plan which the Company may adopt and implement from time to time during the Term with respect to Executive’s specific position. Nothing contained in this Section shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any incentive bonus plan, so long as such changes are similarly applicable to other employees under such plan.

5.3. Equity Compensation. Executive shall be entitled to participate during the Term in the ICB 2012 EQUITY COMPENSATION PLAN and in any other equity compensation plan which the Company may adopt and implement from time to time during the Term. Nothing contained in this Section shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any equity compensation plan, so long as such changes are similarly applicable to other employees under such plan.

5.4. Employee Benefits. The Company shall provide to Executive employee fringe benefits to which other employees of the Company are generally entitled, commensurate with his position with the Company and subject to the eligibility requirements and other terms and conditions of such plans. Nothing contained in this Section shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any employee fringe benefit plan, so long as such changes are similarly applicable to other employees generally.

6. Reimbursement of Business Expenses. The Company shall pay or reimburse Executive for all ordinary and necessary expenses, in a reasonable amount, which Executive incurs in performing his duties under this Agreement. Such expenses shall be paid or reimbursed to Executive consistent with the expense reimbursement policies of the Company in effect from time to time and Executive agrees to abide by any such expense reimbursement policies.

7. Termination of Employment.

7.1. Termination Due to Death. If Executive dies during the Term, this Agreement shall terminate on the date of Executive’s death. Upon the death of Executive, the Company’s obligation to pay and provide to Executive compensation and benefits under this Agreement shall immediately terminate, except: (a) the Company shall pay Executive or Executive’s legal representative that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; and (b) the Company shall pay or provide Executive or Executive’s legal representative such other payments and benefits, if any, which had accrued hereunder before Executive’s death. Other than the foregoing, the Company shall have no further obligations to Executive (or Executive’s legal representatives, including Executive’s estate, heirs, executors, administrators and personal representatives) under this Agreement.

7.2. Termination Due to Disability. If Executive suffers a Disability (as hereafter defined), the Company shall have the right to terminate this Agreement and Executive’s employment with the Company. The Company shall deliver written notice to Executive of the Company’s termination because of Disability, pursuant to this Section 7.2, specifying in such notice a termination date not less than seven (7) calendar days after the giving of the notice (the “Disability Notice Period”), and this Agreement, and Executive’s employment by the Company, shall terminate at the close of business on the last day of the Disability Notice Period.

Upon the termination of this Agreement because of Disability, the Company’s obligation to pay and provide to Executive compensation and benefits under this Agreement shall immediately terminate, except: (a) the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; and (b) the Company shall pay or provide Executive such other payments and benefits, if any, which had accrued hereunder before the termination for Disability. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.

The term “Disability” shall mean either (i) when Executive is deemed disabled in accordance with the long term disability insurance policy or plan of the Company in effect at the time of the illness or injury causing the disability or (ii) the inability of Executive, because of injury, illness, disease or bodily or mental infirmity, to perform the essential functions of his job (with or without reasonable accommodation) for more than one hundred twenty (120) days during any period of twelve (12) consecutive months.

7.3. Termination by the Company Without Cause. At any time during the Term, the Company may terminate this Agreement and Executive’s employment with the Company without cause for any reason or no reason by notifying Executive in writing of the Company’s intent to terminate, specifying in such notice the effective termination date, and this

Agreement and Executive’s employment with the Company shall terminate at the close of business on the termination date specified in the Company’s notice. Upon termination of Executive’s employment by the Company without cause and in the absence of a Change in Control (as defined in Section 7.12), the Company’s obligation to pay and provide Executive compensation and benefits under this Agreement shall immediately terminate, except: (a) the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; and (b) the Company shall pay or provide Executive such other payments and benefits, if any, which had accrued hereunder before the termination date; and (c) in addition, the Company shall pay Executive severance compensation in a lump sum payment within sixty (60) days after the termination of employment equal to two (2) times the sum of: (i) Base Salary in effect immediately prior to termination and (ii) the Historic Bonus. For purposes of this Agreement, the Historic Bonus shall be equal to the average annual incentive bonus earned by Executive during the three most recent fiscal years of the Company prior to such termination, including the portion of any bonus which was deferred, either mandatorily or electively.

7.4. Termination by the Company For Cause. At any time during the Term, the Company may terminate this Agreement and Executive’s employment with the Company for “Cause” as provided in this Section 7.4. “Cause” shall mean the occurrence of one or more of the following events: (a) Executive’s conviction of a felony or of any crime involving moral turpitude, subject to compliance with applicable law; (b) Executive’s engaging in any illegal conduct or willful misconduct in the performance of his employment duties for the Company; (c) Executive’s engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, the Company; (d) Executive’s failure or refusal to follow the lawful instructions of the Company; (e) Executive’s breach of any of Executive’s obligations under this Agreement; (f) Executive’s gross or habitual negligence in the performance of his employment duties for the Company; (g) Executive’s engaging in any conduct tending to bring the Company into public disgrace or disrepute or to injure the reputation or goodwill of the Company; (h) Executive’s material violation of the Company’s business ethics or conflict of interest policies, as such policies currently exist or as they may be amended or implemented during Executive’s employment with the Company; (i) Executive’s misuse of alcohol or illegal drugs which interferes with the performance of Executive’s employment duties for the Company or which compromises the reputation or goodwill of the Company; (j) Executive’s intentional violation of any applicable banking law or regulation in the performance of Executive’s employment duties for the Company; or (k) Executive’s failure to abide by any employment rules or policies applicable to the Company’s employees generally that Company currently has or may adopt, amend or implement from time to time during Executive’s employment with the Company. With respect to subsections (d), (e) and (k) above, “Cause” shall not exist in the event of the occurrence of the events described therein unless Executive fails to cure such failure, fraud or breach within five (5) days after the Board delivers a written notice to Executive describing the events which the Company contends constitute Cause for termination thereunder.

Upon the occurrence of any of the events specified above, the Company may terminate Executive’s employment for Cause by notifying Executive in writing of its decision to terminate his employment for Cause, and Executive’s employment and this Agreement shall terminate at the close of business on the date on which the Company gives such notice.

Upon termination of Executive’s employment by the Company for Cause, the Company’s obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except: (a) the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; and (b) the Company shall pay or provide Executive such other payments or benefits, if any, which had accrued hereunder before the termination date. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.

7.5. Termination by the Company in Connection with a Change in Control. If at any time during the Term Executive’s employment under this Agreement is terminated by the Company without the Executive’s prior written consent other than for any of the reasons set forth in Sections 7.1, 7.2 and 7.4 within six (6) months before or within two (2) years after a Change in Control, the Company’s obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except (a) the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; (b) the Company shall pay or provide Executive such other payments or benefits, if any, which had accrued hereunder before the termination date; and (c) in addition, the Company shall pay Executive within sixty (60) days following such a termination, a lump sum severance payment of an amount equal to three (3) times the sum of: (i) Base Salary in effect immediately prior to termination and (ii) the Historic Bonus.

7.6. Termination by Executive For Good Reason. Executive may terminate this Agreement and his employment with the Company by giving the Company written notice of termination for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following:

(i) any material breach by the Company of any provision of this Agreement which is not cured by the Company within thirty (30) days of receipt by the Company of written notice from Executive within ten (10) days of the alleged occurrence of the breach, which notice specifies with particularity the existence and nature of the breach; or

(ii) the occurrence of any one of the following events within six (6) months prior to or within two (2) years following a Change in Control where Executive delivers to the Company a written notice specifying the event(s) which Executive contends constitutes Good Reason within ten (10) days of the alleged occurrence of the event(s) and such occurrence is not cured by the Company within thirty (30) days after receipt of such written notice:

(A) Without Executive’s express written consent, the assignment of Executive to any duties which are materially inconsistent with his positions, duties or responsibilities with the Company immediately prior to the earlier of termination of employment or the Change in Control or a substantial reduction of his duties or responsibilities which does not represent a promotion from his position, duties or responsibilities immediately prior to the earlier of termination of employment or the Change in Control.

(B) A reduction by the Company in Executive’s Base Salary from the level of such salary immediately prior to the earlier of termination of employment or the Change in Control, or the Company’s failure to increase (within twelve (12) months of Executive’s last increase in Base Salary) Executive’s Base Salary after a Change in Control in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all similarly situated executives of the Company on the same teams or at the same tier as Executive for compensation purposes.

(C) The failure by the Company to continue in effect any incentive, bonus or other compensation plan in which Executive participates, including but not limited to the Company’s stock option plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan), with which Executive has consented, has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue Executive’s participation therein, or any action by the Company which would directly or indirectly materially reduce Executive’s participation therein.

(D) The failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive or to which Executive was entitled under any of the Company’s principal pension, profit sharing, life insurance, medical, dental, health and accident, or disability plans in which Executive was participating immediately prior to the earlier of the termination of employment or the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive or to which Executive was entitled immediately prior to the earlier of the termination of employment or the Change in Control, or the failure by the Company to provide Executive with the number of paid vacation and sick leave days to which Executive is entitled on the basis of years of service or position with the Company in accordance with the Company’s normal vacation policy in effect on the date hereof.

(E) The Company’s requiring Executive to be based anywhere other than in the counties identified in Section 9.1 below, except for required travel on the Company’s business in accordance with the Company’s past management practices.

(F) Any failure of the Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 12.1 hereof.

(G) Any failure by the Company or its shareholders, as the case may be, to reappoint or reelect Executive to a corporate office held by him immediately prior to the earlier of the termination of employment or the Change in Control or his removal from any such office including any seat held at such time on the Company’s Board of Directors.

(H) The effectiveness of a resignation, tendered at any time, either before or after a Change in Control and regardless of whether formally characterized as voluntary or otherwise, by Executive of any corporate office held by him immediately prior to the Change in Control or of any seat held at such time on the Company’s Board of Directors, at the request of the Company or at the request of the person obtaining control of the Company in such Change in Control.

(I) Any request by the Company that Executive participate in an unlawful act.

Notwithstanding anything in this Agreement to the contrary, Executive’s right to terminate Executive’s employment pursuant to this Section 7.6 shall not be affected by Executive’s incapacity due to physical or mental illness.

If this Agreement and Executive’s employment are terminated by Executive for the Good Reason listed in Section 7.6(i) and such termination occurs within ninety (90) days after the Executive first provided notice to the Company of the existence of Good Reason, the Company’s obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except (a) the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; (b) the Company shall pay or provide Executive such other payments or benefits, if any, which had accrued hereunder before the termination date; and (c) in addition, the Company shall pay Executive severance compensation in a lump sum payment within sixty (60) days after the termination of employment equal to two (2) times the sum of: (i) Base Salary in effect immediately prior to termination and (ii) the Historic Bonus.

If this Agreement and Executive’s employment are terminated by Executive for any of the Good Reasons listed in Sections 7.6(ii)(A) through (I) and such termination occurs within ninety (90) days after the Executive first provided notice to the Company of the existence of Good Reason, the Company’s obligation to pay or provide Executive compensation and benefits under this Agreement shall terminate, except (a) the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; (b) the Company shall pay or provide Executive such other payments or benefits, if any, which had accrued hereunder before the termination date; and (c) in addition, the Company shall pay Executive within sixty (60) days following such a termination, a lump sum severance payment equal to the amount which would be payable by the Company under Section 7.5, if Executive had been terminated as provided therein.

7.7. Termination By Executive Without Good Reason. At any time during the Term, Executive may terminate this Agreement and his employment with the Company for reasons other than Good Reason or for no reason by giving the Company written notice of termination, specifying in such notice a termination date not less than sixty (60) calendar days after the giving of the notice (the “Executive’s Notice Period”), and Executive’s employment with the Company shall terminate at the close of business on the last day of Executive’s Notice Period; provided, however, that in response to Executive’s notice of termination, the Company shall have the right to terminate Executive’s employment with the Company at any time during the Executive’s Notice Period. Upon termination of Executive’s employment with the Company under this Section 7.7, whether at the end of Executive’s Notice Period or earlier as designated by the Company, the Company’s obligation to pay Executive compensation and benefits under this Agreement shall immediately terminate, except: (a) the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; (b) the Company shall pay or provide Executive such other payments and benefits, if any, which had accrued hereunder before the termination date; and (c) if the Company elects to terminate Executive prior to the end of the Executive’s Notice Period, the Company shall pay Executive that portion of his Base Salary which would otherwise have been earned by Executive from the termination date through the end of Executive’s Notice Period. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.

7.8. Non-Renewal By Executive. In the event Executive elects not to renew this Agreement by giving notice of non renewal pursuant to Section 2, this Agreement and Executive’s employment shall terminate at the end of the then current Term. Upon termination of Executive’s employment as a result of Executive’s non renewal of this Agreement, the Company’s obligation to pay and provide Executive compensation and benefits under this Agreement shall immediately terminate, except: (a) the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; and (b) the Company shall pay or provide Executive such other payments and benefits, if any, which had accrued hereunder before the termination date. Other than the foregoing, the Company shall have no further obligations to Executive under this Agreement.

7.9. Non-Renewal by the Company. In the event the Company elects not to renew this Agreement by giving notice of non renewal pursuant to Section 2, this Agreement and Executive’s employment shall terminate at the end of the then current Term. Upon termination of Executive’s employment as a result of the Company’s non renewal of this Agreement, the Company’s obligation to pay and provide Executive compensation and benefits under this Agreement shall immediately terminate, except: (a) the Company shall pay Executive that portion of his Base Salary, at the rate then in effect, which shall have been earned through the termination date; (b) the Company shall pay or provide Executive such other payments and benefits, if any, which had accrued hereunder before the termination date; and (c) in addition, the Company shall pay Executive severance compensation in a lump sum payment within sixty (60) days after the termination of employment equal to two (2) times the sum of: (i) Base Salary in effect immediately prior to termination and (ii) the Historic Bonus. Upon termination of

Executive’s employment as a result of the company’s non-renewal of this Agreement at a time where the end of the then current Term is within six(6) months prior to or two (2) years following the effective date of a Change in Control, the severance compensation payable under this paragraph shall be equal to three (3) times the sum of: (i) Base Salary in effect immediately prior to termination and (ii) the Historic Bonus, in lieu of the severance compensation described in the previous sentence.

7.10. Forfeiture of Compensation. In the event Executive breaches any of the non disclosure or restrictive covenant provisions of Sections 8 or 9 of this Agreement, Executive immediately shall (a) forfeit his right to receive (and the Company shall no longer be obligated to pay) any severance compensation under this Agreement, (b) forfeit any equity incentive or other rights granted under the INVESTORS COMMUNITY BANK 2012 EQUITY COMPENSATION PLAN AND INVESTORS COMMUNITY BANK ANNUAL INCENTIVE COMPENSATION PLAN and any other equity and/or incentive compensation plans of the Company, regardless whether such options or rights are vested, unvested, exercisable or unexercisable, (c) disgorge and repay to the Company any gross profits realized from the exercise of any of the stock options under the INVESTORS COMMUNITY BANK 2012 EQUITY COMPENSATION PLAN and any other stock option or equity compensation plans of the Company at any time during the two (2) year period immediately preceding such breach, and (d) disgorge and repay to the Company an amount equal to the market value of any restricted stock of the Company that vested to Executive at any time during the two (2) year period immediately preceding such breach. The Company and Executive acknowledge and agree that the foregoing remedies are in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to Company in connection with Executive’s breach or threatened breach, of any non-disclosure or restrictive covenant provision set forth in Sections 8 and 9 of this Agreement.

7.11. Definition of Change in Control. As used in this Agreement, “Change in Control” means:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d 3 promulgated under the Exchange Act as in effect from time to time) of twenty-five percent (25%) or more of either (A) the then outstanding shares of common stock of the Company or County Bancorp, Inc., a Wisconsin corporation (“Parent”) (B) the combined voting power of the then outstanding voting securities of the Company or Parent entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute an acquisition of control: (w) any acquisition directly from the Company or Parent (excluding an acquisition by virtue of the exercise of a conversion privilege), (x) any acquisition by the Company or Parent, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or Parent, or any corporation controlled by the Company or Parent, or (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (iii) of this Section 7.11 are satisfied;

(ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Company or Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company or Parent, as applicable; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s or Parent’s shareholders, as applicable, was approved by a vote of at least a majority of the directors then comprising the applicable Incumbent Board shall be considered as though such individual were a member of the applicable Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company or Parent, as applicable;

(iii) Consummation by the Company or Parent of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (A) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company or Parent (as applicable) common stock and outstanding Company or Parent (as applicable) voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Company or Parent (as applicable) stock and outstanding Company or Parent (as applicable) voting securities, as the case may be, (B) no Person (excluding the Company, Parent, any employee benefit plan or related trust of the Company, Parent or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty-five percent (25%) or more of the outstanding Company or Parent (as applicable) common stock or outstanding voting securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the applicable Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv) Either (A) a complete liquidation or dissolution of the Company or Parent, or (B) the sale or other disposition of all or substantially all of the assets of the Company or Parent, other than to a corporation with respect to which following such sale or other disposition (x) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company or Parent (as applicable) common stock and outstanding voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Company or Parent (as applicable) common stock and outstanding voting securities, as the case may be, (y) no Person (excluding the Company, Parent, and any employee benefit plan or related trust of the Company, Parent, or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty-five percent (25%) or more of the outstanding Company common stock or outstanding Company voting securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (z) at least a majority of the members of the board of directors of such corporation were members of the applicable Incumbent Board at the time of the execution of the initial agreement or action of the Board the Company or Parent (as applicable) providing for such sale or other disposition of assets of the Company or Parent (as applicable).

7.12. Severance Release. Executive acknowledges and agrees that the Company’s payment of the severance compensation pursuant to Sections 7.3, 7.5 or 7.6 of this Agreement shall be deemed to constitute a full settlement and discharge of any and all obligations of the Company to Executive arising out of this Agreement, Executive’s employment with the Company and/or the termination of Executive’s employment with the Company, except for any vested rights Executive may have under any insurance, stock option or equity compensation plan or any other employee benefit plans sponsored by the Company. Executive further acknowledges and agrees that as a condition to receiving any of the severance compensation pursuant to Section 7.3, 7.5 or 7.6 of this Agreement, Executive will execute and deliver to the Company a Release Agreement in form and substance reasonably satisfactory to the Company pursuant to which Executive will release and waive any and all claims against the Company (and its officers, directors, shareholders, employees and representatives) arising out of this Agreement, Executive’s employment with the Company, and/or the termination of Executive’s employment with the Company, including without limitation claims under all federal, state and local laws; provided, however, that such Release Agreement shall not affect or relinquish (a) any vested rights Executive may have under any insurance, stock option or equity compensation plan, or other employee benefit plan sponsored by the Company, (b) any claims for reimbursement of business expenses incurred prior to the employment termination date, or (c) any rights to severance compensation under Sections 7.3, 7.5 or 7.6 of this Agreement. Executive further agrees that the Release Agreement contemplated in this Section 7.12 must be executed, and the applicable revocation period must expire without Executive’s revocation, within the timeframe set forth in the Release Agreement but in no event later than fifty-five (55) days after the effective date of Executive’s termination.

8. Non-Disclosure. Executive acknowledges that during the course of Executive’s employment by the Company Executive will be creating, making use of, acquiring, and/or adding to confidential information relating to the business and affairs of the Company, which information will include, without limitation, procedures, methods, manuals, lists of customers, suppliers and other contacts, marketing plans, business plans, financial data, and personnel information. Executive covenants and agrees that Executive shall not, at any time during Executive’s employment with the Company, or thereafter (for the period described below), directly or indirectly, use, divulge or disclose for any purpose whatsoever any of the Company’s confidential information or trade secrets, except in the course of Executive’s work for and on behalf of the Company. Upon the termination of Executive’s employment with the Company, or at the Company’s request, Executive shall immediately deliver to the Company any and all records, documents, or electronic data (in whatever form or media), and all copies thereof, in Executive’s possession or under Executive’s control, whether prepared by Executive or others, containing confidential information or trade secrets relating to the Company. Executive acknowledges and agrees that his obligations under this Section shall survive the expiration or termination of this Agreement and the cessation of his employment with the Company for whatever reason. Notwithstanding the foregoing, the restrictions herein shall remain in effect for a period of two (2) years following the termination of Executive’s employment; provided, however, with respect to any information that constitutes a trade secret under applicable law, the restrictions shall remain in effect for as long as the information remains a trade secret.

9. Restrictive Covenants. Executive acknowledges that in connection with his employment with the Company he has provided and will continue to provide executive-level services that are of a unique and special value and that he has been and will continue to be entrusted with confidential and proprietary information concerning the Company. Executive further acknowledges that the Company is engaged in highly competitive businesses and that the Company expends substantial amounts of time, money and effort to develop trade secrets, business strategies, customer relationships, employee relationships and goodwill, and Executive has benefited and will continue to benefit from these efforts. Therefore, as an essential part of this Agreement, Executive agrees and covenants to comply with the following restrictive covenants.

9.1. Non-Competition. During Executive’s employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, in the Restricted Geographic Area, engage in any Competitive Business (a) in the same or similar capacity or function to that in which Executive worked for the Company, (b) in any executive level or senior management capacity, or (c) in any other capacity in which Executive’s knowledge of the Company’s confidential information or the customer goodwill Executive helped to develop on behalf of the Company would facilitate or support Executive’s work for such Competitive Business. For purposes of this Agreement, the term “Restricted Period” shall mean two (2) years from the date of termination of employment. For purposes of this Agreement, the term “Restricted Geographic Area” means and includes: (w) the Wisconsin counties of Manitowoc, Sheboygan, Brown, Calumet, Kewaunee, Door, Fond du Lac, Outagamie, Winnebago, Milwaukee and Ozaukee. For purposes of this Agreement, the term “Competitive Business” means that portion of any business that provides products and services similar to and competitive with the products and services provided by the Company.

9.2. Non-Solicitation of Customers. During Executive’s employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, provide,

sell, or market any Competing Products/Services to any of the Company’s Customers, or solicit any of the Company’s Customers for the purpose of selling or providing any Competing Products/Services. For purposes of this Agreement, the term “Competing Products/Services” means any products or services substantially similar to and competitive with the products or services offered by the Company. For purposes of this Agreement, the term “Company’s Customers” means any person or entity that has engaged in any banking services with, or has purchased any products or services from, the Company at any time during the one-year period preceding the date of termination of Executive’s employment and with respect to which Executive, by virtue of his senior executive position in the Company, has acquired information or has had contact that would assist Executive in competing with the Company for the business of such customer.

9.3. Non-Solicitation of Employees. During the term of Executive’s employment with the Company and during the Restricted Period, Executive will not, directly or indirectly, urge, influence, induce or seek to induce (other than by means of general advertising of available positions) any employee of the Company to terminate his/her relationship with the Company.

9.4. Survival of Restrictive Covenants. Executive acknowledges and agrees that his obligations under this Section 9 shall survive the expiration or termination of this Agreement and the cessation of his employment with the Company for whatever reason.

9.5. Severability of Restrictions. Although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, particularly given the competitive nature of the Company’s business and Executive’s position with the Company, Executive and the Company acknowledge and agree that if any covenant, subsection, portion or clause of this Section 9 is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement.

10. Remedies. Executive recognizes that a breach or threatened breach by Executive of Section 8 or Section 9 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury. Notwithstanding Section 15.8 of this Agreement, Executive agrees that the Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available, including the recovery of money damages.

11. Change in Control.

11.1 Limitation on Benefits. Notwithstanding anything contained herein to the contrary, in the event of a Change in Control, the Company, based on the advice of its legal or tax counsel, shall compute whether there would be any “excess parachute payments” payable to Executive, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), taking into account the total ‘‘parachute payments,” within the meaning of Section 280G of the Code, payable to Executive by the Company under this Agreement and any other plan, agreement or otherwise. If there would be any excess parachute payments, the Company, based on the advice of its legal or tax counsel, shall compute the net after-tax proceeds to Executive, taking into account the excise tax imposed by Section 4999 of the Code, as if (i) the amount to be paid to Executive under this Agreement were reduced, but not below zero, such that the total parachute payments payable to Executive would not exceed three (3) times the “base amount” as defined in Section 280G of the Code, less One Dollar ($1.00), or (ii) the full amount to be paid to Executive under this Agreement were not reduced. If reducing the amount otherwise payable to Executive pursuant to this Agreement would result in a greater after-tax amount to Executive, such reduced amount shall be paid to Executive and the remainder shall be forfeited by Executive as of the effective date of Executive’s termination of employment. If not reducing the amount otherwise payable to Executive pursuant to this Agreement would result in a greater after-tax amount to Executive, the amount payable to Executive under this Agreement shall not be reduced.

11.2 No Additional Payment to Account for Excise Taxes. In the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall not be entitled to receive any additional payment in any amount as a “gross up”, reimbursement or indemnity for such Excise Tax.

12. Assignment.

12.1. Assignment by Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon any and all successors and assigns of the Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization.

12.2. Non Assignment by Executive. The services to be provided by Executive to the Company hereunder are personal to Executive, and Executive’s duties may not be assigned by Executive.

13. Notice. Any notice required or permitted under this Agreement shall be in writing and either delivered personally or sent by nationally recognized overnight courier, express mail, or certified or registered mail, postage prepaid, return receipt requested, at the following respective address unless the party notifies the other party in writing of a change of address:

If to the Company:

Investors Community Bank

PO Box 700

860 North Rapids Rd

Manitowoc, WI ZIP

Attention: General Counsel

If to Executive:

William C Censky

[                             ]

A notice delivered personally shall be deemed delivered and effective as of the date of delivery. A notice sent by overnight courier or express mail shall be deemed delivered and effective one (1) day after it is deposited with the postal authority or commercial carrier. A notice sent by certified or registered mail shall be deemed delivered and effective two (2) days after it is deposited with the postal authority.

14. Compliance with Section 409A. It is intended that this Agreement will comply with Internal Revenue Code Section 409A and any regulations and guidelines issued thereunder (collectively “Section 409A”) to the extent this Agreement is subject thereto. This Agreement shall be interpreted on a basis consistent with such intent. If any payments provided to Executive under this Agreement are non-qualified deferred compensation subject to, and not exempt from, Section 409A (“Subject Payments”), the following provisions shall apply to such payment and/or benefits:

14.1. Separation From Service. For payments triggered by a termination of employment, reference to the Executive’s “termination of employment” with the Company shall be construed to refer to the Executive’s “separation from service” from the Company (with such phrase determined under Treas. Reg. 1.409A-1(h)).

14.2. Crossover Period. If the sixty (60)- day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”) and if there are any Subject Payments due the Executive that are (i) conditioned on the Executive signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

14.3. Payment Period Discretion. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

14.4. Specified Employee Delay. For payments triggered by a termination of employment, if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i)

at the time of his termination of employment, such payments that would otherwise be payable during the six-month period immediately following Executive’s termination of employment will be delayed and accumulated until the earlier of Executive’s death or the first business day following the six month anniversary of the Executive’s “separation from service”, whereupon the accumulated amount will be paid or distributed to the Executive or his estate.

14.5. No Indemnity. If an amendment of this Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend this Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by the Company in good faith to act, pursuant to this Section 14.5, shall subject the Company to any claim, liability or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes pursuant to Section 409A.

15. Miscellaneous.

15.1. Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.

15.2. Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by Executive and a duly authorized officer of the Company.

15.3. Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.4. Tax Withholding. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

15.5. Contractual Rights to Benefits. Nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

15.6. No Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

15.7. Governing Law; Choice of Forum. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Wisconsin, notwithstanding any state’s choice-of-law or conflicts-of-law rules to the contrary. The Company and Executive further acknowledge and agree that this

Agreement is intended, among other things, to supplement the provisions of the Uniform Trade Secrets Act, as amended from time to time, and the duties Executive owes to the Company under the common law, including, but not limited to, the duty of loyalty. The parties agree that any legal action pursuant to Section 10 of this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in MANITOWOC, WISCONSIN or in the United States District Court for the Eastern District of Wisconsin, and the parties hereby submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.

15.8. Arbitration of Disputes. Except as provided in Section 10 of this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of MANITOWOC, WISCONSIN, in accordance with the laws of the State of Wisconsin by three arbitrators, one of whom shall be appointed by the Company, one by Executive and the third of whom shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The expenses of arbitration, and the fees of the arbitrators, shall be shared equally by the parties. In addition, the prevailing party, as determined by the arbitrators, shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and costs incurred in connection with the arbitration, any proceeding under Section 10 and any subsequent enforcement of any arbitration award in court

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement, intending it to be effective as of the Effective Date.

INVESTORS COMMUNITY BANK

By:	/s/ Timothy J. Schneider	/s/ William C. Censky
Name:	Timothy J. Schneider	William C. Censky
Title:	Chief Executive Officer

	“Company”	“Executive”

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